UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

Casa Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38324	75-3108867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Old River Road Andover, Massachusetts		01810
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 688-6706

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 14, 2018, the Board of Directors (the “Board”) of Casa Systems, Inc. (the “Company”) increased the size of the Board from eight to nine directors and, upon the recommendation of its independent members, appointed Susana D’Emic to fill the newly created vacancy, effective immediately. Ms. D’Emic was designated as a Class II director in accordance with the Company’s Amended and Restated Bylaws to serve until the Company’s 2019 Annual Meeting of Stockholders and thereafter until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. In connection with her appointment to the Board, Ms. D’Emic was appointed to the Board’s Audit Committee, effective immediately. The Board also determined that Ms. D’Emic is “independent” as contemplated by The Nasdaq Listing Rules.

In connection with Ms. D’Emic’s appointment, the Board also reconstituted the composition of its Audit Committee such that the members of the Audit Committee of the Board, as of December 14, 2018, are Joseph S. Tibbetts, Jr., Daniel S. Mead, Michael T. Hayashi and Ms. D’Emic. On December 14, 2018, Bill Styslinger resigned from his position on the Compensation Committee of the Board. As a result, the current members of the Compensation Committee of the Board are Bruce R. Evans and Daniel S. Mead.

Ms. D’Emic served as the Executive Vice President and Chief Financial Officer of Time Inc., a leading multi-platform media and content company, from November 2016 to April 2018. Previously, Ms. D’Emic was Senior Vice President, Controller and Chief Accounting Officer of Time Inc. from October 2013 to November 2016. Prior to that, Ms. D’Emic was with Frontier Communications, a provider of phone, internet and video services to rural towns and cities across the country, where she served as Senior Vice President, Controller and Chief Accounting Officer from April 2011 until October 2013. Ms. D’Emic served as Senior Vice President, Controller and Chief Accounting Officer at Trusted Media Brands, Inc. (then Reader’s Digest Association, Inc.), where she served in a number of finance roles from January 1998 until April 2011. Before joining Reader’s Digest, she held various positions with Kraft Foods International and Colgate-Palmolive Company and was an audit manager with KPMG (then KPMG Peat Marwick). Ms. D’Emic is a Certified Public Accountant and has a B.S. in accounting from The State University of New York at Binghamton. The Company believes that Ms. D’Emic is qualified to serve on the Board as a result of her strategic financial leadership experience as well as her experience in digital and organizational transformation.

Ms. D’Emic will be entitled to receive compensation for her service as a non-employee director in accordance with the Company’s non-employee director compensation program. Under this program, Ms. D’Emic will be entitled to receive (i) annual compensation of $150,000, to be paid, at the discretion of the Board, in the form of cash or cash-settled or stock-settled restricted stock units (“RSUs”), for the number of shares of the Company’s common stock equal to $150,000 divided by the closing price of the common stock on The Nasdaq Global Select Market on the date of grant, with such RSUs scheduled to vest on the one-year anniversary of the date of grant, with full acceleration of vesting upon a change in control of the Company, and (ii) annual cash compensation of $50,000 and $10,000 as a member of the Board and the Audit Committee of the Board, respectively. In addition, Ms. D’Emic received an initial equity grant of RSUs for 21,660 shares of the Company’s common stock, which is equal to $300,000 divided by the closing price of the common stock on The Nasdaq Global Select Market on the date of Ms. D’Emic’s appointment to the Board, which are scheduled to vest on a quarterly basis, over a period of three years after the date of grant, with full acceleration of vesting upon a change in control of the Company and may be settled in the form of stock or cash at the election of the Board.

There are no arrangements or understandings between Ms. D’Emic and any other person pursuant to which she was elected as a director. There are no transactions in which Ms. D’Emic has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. D’Emic entered into an indemnification agreement with the Company, in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-221658), filed with the Securities and Exchange Commission on November 17, 2017. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Ms. D’Emic for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASA SYSTEMS, INC.

Date: December 17, 2018	By:	/s/ Jerry Guo
Jerry Guo President, Chief Executive Officer and Chairman